EXHIBT 10.1

Mr. Larry R. Polhill, Manager
Wabash Foods, LLC
c/o American Pacific Financial Corporation
225 W. Hospitality Lane, Suite 201
San Bernardino, CA 92408


Dear Mr. Polhill:

     The purpose of this letter agreement (the "Agreement") is to outline and confirm the terms of a management contract between Poore Brothers, Inc. (a Delaware corporation, hereinafter "Poore Brothers") and Wabash Foods, LLC (a Delaware limited liability company, hereinafter "Wabash"). This Agreement is a present binding agreement between the parties. If the terms of this Agreement are acceptable, please countersign a copy and fax us your countersignature .

     1. This Agreement shall be effective April 1, 1999 and continue for four months through July 31, 1999. The Agreement may be extended by mutual consent of the parties for up to three additional one-month periods.

     2. If the parties do not execute a definitive Purchase and Sale Agreement, subject to approval by Poore Brothers' shareholders, with respect to the sale of all membership interests in Wabash to Poore Brothers by 5:00 p.m. (M.S.T.) on July 1, 1999, or if for any other reason Poore Brothers does not continue the transactions contemplated by the Purchase Agreement, this Agreement will terminate.

     3. Management of day to day activities will include direction of activities in the ordinary course of business, including (i) sales and marketing, (ii) purchasing, (iii) financial matters, (iv) distribution and (v) operations. Poore Brothers sole obligations hereunder shall be to use reasonable commercial efforts to fulfill its responsibilities hereunder. Poore Brothers will not be liable to Wabash for failure of Wabash to generate any specified level of net income or sales (or any net income at all) and Poore Brothers is no guarantor of Wabash's ales or income while Poore Brothers is managing its activities hereunder. In the event of a claimed breach hereof by Poore Brothers, absent Poore Brothers gross negligence or willful malfeasance, Wabash's sole remedy shall be to terminate this Agreement and the Purchase Agreement to which reference is made above. Not withstanding the foregoing, Wabash may terminate this Agreement upon three days prior written notice to Poore Brothers for any reason.

     4. In exchange for Poore Brothers providing management services to Wabash, Wabash will remit to Poore Brothers (i) 100% of the first $75,000 of Wabash's monthly net earnings before taxes, and (ii) 50% of Wabash's monthly net earnings before taxes which exceed $75,000. Such monthly payments will be made by the 20th day of the following month. In the event no payment is received by the 20th day of the following month, Poore Brothers may suspend it performance until such payment is received. Such payments are subject to US Bancorp Republic Commercial Finance, Inc. approval.

     5. So long as Poore Brothers is serving in a management capacity for Wabash, Wabash shall indemnify, pay, protect, defend and hold Poore Brothers, its affiliates, and each of their respective directors, officers, employees, shareholders, agents, advisors and controlling person and assigns harmless from
any  loss,  damage,  liability,  claim,  obligation,   fine,  penalty,  expenses
(including reasonable fees and expenses of attorneys engaged in defense of any act or omission), judgments or amounts paid in settlement by such persons by reason of any act performed by such persons or omitted to be performed by them in connection with the management of Wabash or in furtherance of Wabash's interests; provided however, that the foregoing shall not relieve any such person of liability for such person's gross negligence or willful misconduct.
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     6.  Each  party  will pay its own  legal,  accounting  and  other  expenses incurred by such party or on its behalf in connection with this Agreement. In the event an action or suit is brought by any party to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorney's fees and costs, as determined by the judge of the court.

     7. This Agreement shall be governed by the laws of the state of Arizona (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the state of Arizona) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first hereinabove set forth.


                                    POORE BROTHERS, INC., A DELAWARE CORPORATION



                                    By: /s/ Thomas W. Freeze
                                       -----------------------------------------
                                    Its: Vice President and CFO



AGREED TO AND ACCEPTED:             WABASH FOODS, LLC, A DELAWARE LIMITED
                                    LIABILITY COMPANY


                                    By: /s/ Larry R. Polhill
                                       -----------------------------------------
                                    Its: Manager